EXHIBIT 3.22(a)

ROBERT A. POLACHECK COMPANY, INC.

ARTICLES OF INCORPORATION

Executed by the undersigned, a natural person over twenty-one years of age, acting as incorporator, for the purpose of forming a Wisconsin corporation under Chapter 180 of the Wisconsin Statutes:

Article 1. The name of the corporation shall be ROBERT A. POLACHECK COMPANY, INC.

Article 2. The period of existence shall be perpetual.

Article 3. The purposes shall be to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

Article 4. The aggregate number of shares which it shall have authority to issue is Thirty-seven Thousand Five Hundred (37,500) Shares, consisting of one class only, designated as “Common Stock”, par value $1.00 per share.

Article 5. Address of initial registered office is 161 West Wisconsin Avenue, Milwaukee, Wisconsin 53203.

Article 6. Name of initial registered agent at such address is Robert A. Polacheck.

Article 7. The number of directors constituting the initial Board of Directors shall be five (5). Thereafter the number may be fixed by by-law but shall not be less than three.

Article 8. Shareholders shall not have any preemptive rights.

Article 9. The name and address of incorporator is Lloyd S. Jacobson, 212 West Wisconsin Avenue, Milwaukee, Wisconsin 53203.

Article 10. These articles may be amended in the manner authorized by law at the time of amendment.

Executed in duplicate on the 20th day of March, 1972.

/s/ Lloyd S. Jacobson
Lloyd S. Jacobson

STATE OF WISCONSIN	)
	)	SS.
COUNTY OF MILWAUKEE	)

Personally came before me this 20th day of March, 1972, the above name Lloyd S. Jacobson, to me known to be the person who executed the foregoing instrument, and acknowledged the same.

/s/ Mildred M. Mueller
Mildred M. Mueller
Notary Public, Milwaukee County, Wis.

(Notary Seal)	My Commission Expires Dec. 23, 1972

This document was drafted by Lloyd S. Jacobson, Attorney

Mail Returned Copy To:	Lloyd S. Jacobson
212 West Wisconsin Avenue
Milwaukee, Wisconsin 53203

AMENDMENT – STOCK

Mail Returned Copy to:

(FILL IN THE NAME AND ADDRESS HERE)

LLOYD S. JACOBSON
212 W. WISCONSIN AVE.
MILWAUKEE, WIS. 53203

INSTRUCTIONS

1. An amendment may be effected in either of two ways. The first method is by vote of the shareholders, at a shareholders’ meeting. The second method is by written consent of the shareholders, without a meeting.

2. If the amendment is effected by written consent, use item 1 and strike item 3.

3. If the amendment is effected by vote of shareholders, use item 2 and strike item 1.

OFFICE OF THE	1 P 08200	The undersigned, as Register of Deeds of
REGISTER OF DEEDS	5520712	(COUNTY)	Milwaukee
	JAN 7 1982	County, Wisconsin, certifies that on
		(DATE)	JAN 14 1982

there was received and accepted for record in my office, instrument(s) bearing the certificate of the Secretary of State of the State of Wisconsin, and described as

( ) Articles of Incorporation	(xxx) Amendment(s) to Articles of Incorporation *
( ) Articles of Dissolution	( ) Articles of Merger *	( ) Name Reservation *
( ) Articles of Consolidation *	( ) Restated Articles *
( ) Change of Registered Office and/or Agent	( ) Intent to Dissolve OF

ROBERT A. POLACHECK COMPANY, INC.

LIST CORPORATE

    NAMES HERE

(SEAL) Witness my hand and official seal on	JAN 14 1982	(DATE)
Walter R. Barczak Register of Deeds

Please return executed Certificate to:

Office of the Secretary of State

P.O. Box 7848

Madison, Wisconsin 53707

(* Please identify documents by date of filing with Secretary of State)

01 IP08200
(Form 4) – 1983	State of Wisconsin	CORPORATION DIVISION
AMENDMENT	SECRETARY OF STATE	P O BOX 7846
(stock corp)		Madison WI 53707

Resolved, That the Articles of Incorporation hereby are amended to provide that the name of this corporation be changed from Robert A. Polacheck Company, Inc., its present name, to The Polacheck Company, Inc., by which latter name it shall be known. ok

The undersigned officers of Robert A. Polacheck Company, Inc. a Wisconsin corporation with registered office in Milwaukee County, Wisconsin, CERTIFY:

1(A) The foregoing amendment of the articles of incorporation of said corporation was consented to in writing by the holders of all shares entitled to vote with respect to the subject matter of said amendment, duly signed by said shareholders or in their names by their duly authorized attorneys.

Executed in duplicate and seal (if any) affixed this 31st day of December, 1989

/s/ Mark E. Brickman
Mark E. Brickman
President

(Affix seal or state that there is none)	/s/ Lloyd S. Jacobson
Lloyd S. Jacobson
Secretary

This document was drafted by         Lloyd S. Jacobson         (Section 1438(14) Wis Statutes

                                                   (Please print or type name)

ARTICLES OF AMENDMENT

Stock (for profit)

A.	The name of the corporation is:	The Polacheck Company Inc.
(prior to any change effected by this amendment)

Text of Amendment. (Refer to the existing articles of incorporation and instruction A. Determine those items to be changed and set forth below the number identifying the paragraph being changed and how the amended paragraph is to read.)

RESOLVED, THAT, Article of the Articles of Incorporation are hereby amended to read as follows:

Article 4. The aggregate number of shares which the Corporation shall have authority to issue is 101,000, consisting of 100,000 shares of common stock, $1.00 par value per share (“Preferred Stock”). The relative rights, preferences and limitations of the Common Stock and Preferred Stock shall be identical in every respect except as to preferences as follows:

(1)	Preferred Stock. In the event of a partial or complete liquidations, dissolution or winding up to the corporation, whether voluntary or involuntary (hereinafter referred to as “liquidation”), before any assets of the Corporation shall be paid to, set aside for or distributed to holders of issued and outstanding shares of Common Stock, each holder of Preferred Stock shall be entitled to receive out of the assets of the Corporation or proceeds thereof, a preferential payment for each share of Preferred Stock held of record thereby, determined as follows:

(a)	First, the fair market value of the assets of the Corporation shall be divided by the total number of outstanding shares of stock of the Corporation (both Common Stock and Preferred Stock) outstanding as of June 30, 1997 (adjusted for stock splits, reverse stock splits, stock dividends and/or similar transactions) to determine an initial share proration of such assets (the “Initial Share Proration”).

(b)	Second, in the event the Initial Shares Proration for shares of Preferred Stock is less than the par value (adjusted as appropriate as set forth herein), then each share of Preferred Stock shall be entitled to a preferential payment equal to the lesser of (i) the par value (as adjusted) of such shares of Preferred Stock or (ii) an amount equal to the assets of the Corporation divided by the total number of outstanding shares of Preferred Stock. Thereafter, the holders of Preferred Stock shall not be entitled to participate in any further distribution of assets of the Corporation or otherwise.

(c)	Third, in the event the Initial Share Proration for shares of Preferred Stock is greater than the par value (as adjusted), the shares of Preferred Stock shall be entitled to a preferential distribution on the basis of the Initial Proration.

If the assets distributable upon a liquidation shall be insufficient to permit the distribution to the holders of the Preferred Stock of the full amount of the par value (as adjusted), then the amount distributable to the Preferred Stock shall be distributed ratably to such holders in proportion to the full amounts to which each in respectively entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets or stock, shall be deemed to be a liquidation of the Corporation for purposes hereof. In the event of any stock-split, stock dividend, reverse stock-split or other similar transaction affecting the number of shares of Preferred Stock outstanding, the par value of each share of Preferred Stock shall be adjusted proportionately so that the aggregate par value of all Preferred Stock outstanding prior to such transaction shall equal the aggregate par value of all such Preferred Stock outstanding after such transaction.

(2) Common Stock. In the event of a liquidation of the Corporation, and after the distribution in full of all prior and preferential amounts to which the holders of the shares of Preferred Stock shall be entitled, the reminder of the assets of the Corporation shall be distributed ratably among the holders of shares of Common Stock in proportion to the respective number of shares of Common Stock held by each such holder compared to the aggregate number of such shares of Common Stock then outstanding.

B.	The Amendment(s) to the articles of incorporation adopted on June 30, 1997.

Indicate the method of adoption by checking the appropriate choice below.

☒	In accordance with sec. 180.1002, Wis Stats. (By the Board of Directors)

OR

☐	In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders)

OR

☐	In accordance with sec. 180.1004, Wis. Stats. (By Incorporations or Board of Directors, before issuance of shares)

C. Executed on behalf of the corporation on	June 30, 1997
(date)

/s/ Mark Brickman
(Signature)

Mark Brickman
(printed name)

President
(officer’s title)

D.	This document was drafted by John C. Vitek. Esq.

ARTICLES OF AMENDMENT Stock (for profit) John C. Vitek Esq. Beck, Chaet, Loomis, Molony & Bamberger, S.C. Two Plaza East, Suite 1085 330 East, Kilbourn Avenue Milwaukee, WI 53202	fPlease indicate where you would like the acknowledgement copy of the filed documents sent. Please include complete name and mailing address.

Your phone number during the day: (414) 273-4200

INSTRUCTIONS (Ref. sec. 180.1006 Wis. Stats. for document content)

Submit one original and one exact copy to Division of Corporations and Consumer Services, Department of Financial Institutions, P.O. Box 7846, Madison, Wisconsin, 53707-7846. (If sent by Express or Priority U.S. mail, address to 30 W. Mifflin Street, 9th Floor, Madison WI 53703). The original must include an original, manual signature (sec. 180.0120(3)(c), Wis. Stats.) If you have any additional questions, please call the Corporations Division at 608/266-3590.

A.	State the name of the corporation (before any changes effected by this amendment) and the text of the amendment(s). The text should recite the resolution adopted (e.g., “RESOLVED, THAT, Article I of the Articles of Incorporation is hereby accepted to read as follows. . . . etc.”)

If an amendment provides for any exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

B.	Enter the date of adoption of the amendment(s). If there is more than one amendment, identify the date of adoption of each. Mark one of the three choices to indicate the method of adoption of the amendment(s).

By Board of Directors – Refer to sec. 180.1002 Wis. Stats. for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

By Board of Directors and Shareholders – Amendments proposed by the Board of Directors and adopted by shareholder approval. Voting requirements differ with circumstances and provisions in the articles of incorporation. See sec. 180.1003 Wis. Stats. for specific information.

By Incorporation or Board of Directors – Before issuance of shares – See sec. 180.1005 Wis. Stats. for conditions attached to the adoption of an amendment approved by a vote or consent of less than 2/3rds of the shares subscribed for.

C.	Enter the date of execution and the name and title of the person signing the document. The document must be signed by one of the following: An officer (or incorporator if directors have not yet been elected) of the corporation or the fiduciary if the corporation is in the hands of a receiver, trustee, or other court-appointed fiduciary. At least one copy must bear an original manual signature.

D.	If the document is executed in Wisconsin, sec. 14.38(14) Wis. Stats. provides that it shall not be filed unless the name of the drafter (either an individual or a governmental agency) is printed in a legible manner.

FILING FEES

Submit the document with a minimum filing fee of $40.00, payable to Department of Financial Institutions. If the amendment causes an increase in the number of authorized shares, provide an additional fee of 1 cent for each new authorized share. When the document has been filed, an acknowledgment copy stamped “FILED” will be sent to the address indicated above.

ARTICLES OF AMENDMENT – CHAP. 180

Increases Authorized Shares:

from:	100,000 SHS. Com. @ $1.00 P.V.
to:	100,000 SHS. Com. @ $1.00 P.V.
1,000 SHS. PFD. @ $343.22 P.V.

$ 50.00 Kc

01 1 P 08200

Sec. 180.2006 Wis. Stats.	State of Wisconsin DEPARTMENT OF FINANCIAL INSTITUTIONS Division of Corporate & Consumer Services

ARTICLES OF AMENDMENT – STOCK, FOR-PROFIT CORPORATION

A. The present corporate name (prior to any change effected by this amendment) is:

The Polacheck Company, Inc.

(Enter Corporate Name)

Text of Amendment (Refer to the existing articles of incorporation and the instructions on the reverse of this form. Determine those items to be changed and set forth the number identifying the paragraph in the articles of incorporation being changed and how the amended paragraph is to read.)

RESOLVED, THAT the articles of incorporation be amended as follows:

RESOLVED, THAT, Article 11 shall be added to the Articles of Incorporation and shall read as follows:

Article 11. Any action required or permitted by these Articles of Incorporation, the Bylaws, or any provision of Ch. 180 to be taken at a Shareholders meeting may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by a majority of the Shareholders entitled to vote on the subject matter of the action.

FILLING FEE - $40.00 See instructions, suggestions and procedures on following pages.

DFI/CORP/4(R02/05/04) Use of this form is voluntary.